Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement Nos. 333-152594, 333-122111, 333-112654, 33-19767, 333-102416, 333-81790, 333-54178, 333-95433, 333-71067, 333-44693, 333-38671, 33-26783, 33-38042, 33-43839, 33-58456, 33-56023, 33-57753, 333-15327, 333-22175, 333-26093, 333-00205, 002-89735 and 002-95635 on Form S-8 and in Registration Statement Nos. 333-181153, 333-133692, and 333-114855 on Form S-3 of AAR CORP. of our reports dated July 19, 2012, with respect to the consolidated balance sheets of AAR CORP. and subsidiaries as of May 31, 2012 and 2011, and the related consolidated statements of income, changes in equity, and cash flows for each of the years in the three-year period ended May 31, 2012, and the effectiveness of internal control over financial reporting as of May 31, 2012, which reports appear in the May 31, 2012 annual report on Form 10-K of AAR CORP.

Our report dated July 19, 2012 on internal control over financial reporting as of May 31, 2012, contains an explanatory paragraph that states the scope of management’s assessment of the effectiveness of internal control over financial reporting includes all of the Company’s consolidated subsidiaries except for Telair International GmbH (“Telair”) and Nordisk Aviation Products, AS (“Nordisk”), which were acquired by the Company on December 2, 2011, and Airinmar Holdings Limited (“Airinmar”), which was acquired by the Company on October 11, 2011.  Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over the financial reporting of Airinmar, Telair and Nordisk.

KPMG LLP

Chicago, Illinois
July 19, 2012